Exhibit 99.1

Bright Mountain Provides Preliminary Unaudited Fourth Quarter 2020 Financial Results; Revenues Increase Approximately 112% to $6.6 Million

Boca Raton, FL, July 20, 2021 — Bright Mountain Media, Inc. (OTC: BMTM), an end-to-end digital media and advertising services platform, today provided preliminary revenue results for the fourth quarter ended December 31, 2020.

The Company expects total revenues for the fourth quarter of 2020 to be at least $6.6 million, representing growth of 112% when compared to revenues of $3.1 million in the fourth quarter of 2020. The increase in revenue was primarily due to continued platform growth, including from the acquisition of the Company’s publishing division Wild Sky Media.

Revenues for the fourth quarter ended December 31, 2020 were in line with the Company’s previously announced preliminary full year 2020 financial results of approximately $16 million, an estimated 130% increase as compared to revenue of $7.0 million in the previous year.

Final recognized revenue is subject to Bright Mountain Media’s quarterly and year-end review and will be released with the Company’s unaudited financial statements and related 10-K report. Bright Mountain Media anticipates filing its 2020 Form 10-K later this month, which will be followed by its subsequent quarterly filings and application to relist to the OTCQB exchange.

“The expected revenue growth in the fourth quarter of 2020 demonstrates the successful integration of Wild Sky Media and the success of our leading end-to-end digital media and advertising services platform,” said Kip Speyer, Chairman and Chief Executive Officer of Bright Mountain Media. “We continue to work diligently to complete our year end 2020 financials and file our 10-K later this month.”

About Bright Mountain Media

Bright Mountain Media, Inc. (OTC: BMTM) is an end-to-end digital media and advertising services platform, efficiently connecting brands with targeted consumer demographics through the removal of middlemen in the advertising services process. The Company’s publishing division, led by Wild Sky Media, offers significant global reach through hyper-engaging content and multicultural audiences, reaching over 230 million users monthly as it tells the unique stories of our most diverse generation. The Company’s robust portfolio of websites includes Mom.com, CafeMom, LittleThings, MamásLatinas and many more. For more information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions., and the realization of any expected benefits from such acquisitions You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on May 14, 2020 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Contact:

MZ Group - MZ North America

949-259-4987

BMTM@mzgroup.us

www.mzgroup.us